                                                                    EXHIBIT 10.2

                              EMPLOYMENT AGREEMENT

                  THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into this 8th day of June, 1999, between Anchor BanCorp Wisconsin Inc., a Wisconsin corporation (the "Company"), AnchorBank, S.S.B., a Wisconsin-chartered savings bank which is wholly-owned by the Company ("AnchorBank") and Donald D. Parker (the "Executive").

                  WHEREAS, FCB Financial Corp., a Wisconsin corporation ("FCB"), entered into an Agreement and Plan of Merger, dated January 5, 1999 (the "Merger Agreement"), providing for the combination of the Company and FCB and a concurrent combination of AnchorBank and Fox Cities Bank ("Fox Cities") in a merger, wherein the Company and AnchorBank survive the merger (collectively, the "Merger"); and

                  WHEREAS, prior to the Merger, the Executive was employed as Chairman of the Board of FCB and Fox Cities pursuant to an Employment Agreement, dated May 1, 1997, between FCB, Fox Cities and the Executive (the "Prior Agreement"); and

                  WHEREAS, consummation of the Merger contemplated by the Merger Agreement is conditioned upon the Company, AnchorBank and the Executive entering into an Employment Agreement conforming to the terms hereof and superseding the Prior Agreement; and

                  WHEREAS, the Executive's skills and extensive experience and knowledge in the financial institutions industry will substantially benefit the Company and AnchorBank; and

                  WHEREAS, the Company and AnchorBank desire to retain the services of the Executive in connection with the business activities of the Company and AnchorBank following the Merger.

                  NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, it is agreed as follows:

                                   ARTICLE I
                                   EMPLOYMENT

1.1               Term of Employment; Termination of Prior Agreement.

                  The Company and AnchorBank hereby agree to employ the Executive for a period commencing on June 8, 1999 (the "Commencement Date") and terminating upon the Executive's retirement on October 31, 1999, subject to earlier termination as provided in Article II hereof. This Agreement shall supersede the Prior Agreement and the parties hereto agree and acknowledge that, following execution of this Agreement, the Prior Agreement shall be of no further force or effect.

1.2               Duties of the Executive.

                  The Company and AnchorBank hereby employ the Executive, and the Executive hereby accepts employment with the Company and AnchorBank, upon the terms and conditions hereinafter set forth for the term of this Agreement. The Executive is employed by AnchorBank to perform the duties of Senior Vice President of AnchorBank, and the Company shall cause AnchorBank to appoint the Executive to such position. As part of the Executive's employment by AnchorBank hereunder, the Executive shall also serve as, and the Company hereby appoints the Executive during the term of his employment by AnchorBank hereunder to serve as, Senior Vice President of the Company. The services to be performed by the Executive shall include those normally performed by the Senior Vice President of similar banking organizations and as directed by the Board of Directors of the Company and AnchorBank, respectively, which are not inconsistent with the foregoing; provided, however, that in no event shall the Executive be obligated to perform duties substantially different from those the Executive performed under the Prior Agreement. The Executive agrees to devote his full business time to the rendition of such services, subject to absences for customary vacations and for temporary illnesses and except as otherwise provided by the Board of Directors of each of the Company and AnchorBank. The Company and AnchorBank each agree that during the term of this Agreement it will not reduce the Executive's current job title, status or responsibilities without the Executive's prior written consent. Furthermore, the Executive shall not be required, without his express written consent, to be based anywhere other than within the Oshkosh-Neenah/Menasha-Appleton metropolitan area, except for reasonable business travel in connection with the business of the Company and AnchorBank

1.3               Compensation.

                  Upon execution of this Agreement, the Company and AnchorBank shall pay the Executive a lump sum amount equal to $31,800 as a signing bonus and as consideration for termination of the Prior Agreement, and, thereafter, AnchorBank agrees to compensate, and the Company agrees to cause AnchorBank to compensate, the Executive for his services hereunder during the term of this Agreement by payment of an aggregate salary of $31,800 in such monthly, semi-monthly or other payments as are from time to time applicable to other executive officers of AnchorBank. In order to determine the salary paid the Executive hereunder for purposes of calculating benefits under employee benefit plans in which the Executive participates, the aggregate of the signing bonus and the salary provided in the preceding sentence shall be used. The Executive's salary may be increased from time to time during the term of this Agreement in the sole discretion of the Board of Directors of AnchorBank, but the Executive's salary shall not be reduced below the level then in effect. In addition, the Executive shall be entitled to participate in incentive compensation plans as may from time to time be established by the Company or AnchorBank on an equivalent basis as other executive officers of the Company or AnchorBank (but recognizing differences in responsibilities among executive officers). All advisory director fees in respect to the Company and AnchorBank received by the Executive shall be included along with his salary for purposes of computing any amount to which he may become entitled under any employee benefit plan of the Company and AnchorBank.

1.4               Benefits.

                  (a) The Executive shall be provided the following additional benefits, (i) participation in any pension, profit-sharing, deferred compensation or other retirement plan, (ii) medical, dental and life insurance coverage consistent with coverages provided to other executive officers of AnchorBank, (iii) the use of an automobile and membership or appropriate affiliation with a service club and a recreational club, (iv) reimbursement of business expenses reasonably incurred in connection with his employment and expenses incurred by his spouse when accompanying the Executive, (v) paid vacations and sick leave in accordance with prevailing policies of AnchorBank, provided that allowed vacations shall in no event be less than five weeks per annum (determined pro rata based on the term of this Agreement), and (vi) such other benefits as are provided to other executive officers of AnchorBank; provided that amounts allocated to the Executive's personal use under clause
(iii) above and additional charges for the Executive's spouse pursuant to clause
(iv) above shall be treated as taxable income to the Executive in accordance with applicable AnchorBank policies.

                  (b) If the Executive shall become temporarily disabled or incapacitated to the extent that he is unable to perform the duties of Senior Vice President of the Company or AnchorBank for three (3) consecutive months, he shall nevertheless be entitled to receive 100 percent of his compensation and benefits under Sections 1.3 and 1.4 of this Agreement for the period of his disability up to three (3) months, less any amount paid to the Executive under any other disability program maintained by the Company or AnchorBank or disability insurance policy maintained for the benefit of the Executive by the Company or AnchorBank. Upon returning to active full-time employment, the Executive's full compensation as set forth in this Agreement shall be reinstated. In the event that the Executive returns to active employment on other than a full-time basis with the approval of the Board of Directors of AnchorBank, then any future compensation to be paid the Executive (as set forth in Section 1.3 of this Agreement) shall be reduced proportionately based upon the fraction of full-time employment devoted by the Executive to his employment and responsibilities at AnchorBank and the Company. But, if he is again unable to perform the duties of Senior Vice President of the Company and AnchorBank hereunder due to disability or incapacity, he must have been engaged in active full-time employment (which period of full-time employment shall also include employment with FCB and Fox Cities) for at least twelve (12) consecutive months immediately prior to such later absence or inability in order to qualify for the full or partial continuance of his salary under this Section (b).

1.5               Covenant Not to Compete.

                  The Executive acknowledges that the Company and AnchorBank would be substantially damaged by an association of the Executive with a depository institution that competes for customers with the Company and AnchorBank. Without the consent of the Company, the Executive shall not at any time during the term of this Agreement or the Executive's employment by the Company and AnchorBank, and for a period of one year thereafter (regardless of the reason for termination), (i) on behalf of himself or as agent of any other person solicit any person who was a customer of the Company or AnchorBank (or the former FCB or Fox Cities) or any of their subsidiaries during the two year period prior to the termination of this Agreement or the Executive's employment hereunder or under the Prior Agreement for the purpose of offering the same products or rendering the same services to such customer as were provided or proposed to be provided by the Company or AnchorBank (or the former FCB or Fox Cities) or any of their subsidiaries to such customer as of the time of termination of the Executive's employment, (ii) directly or indirectly, on the Executive's behalf or in the service or on the behalf of others, render or be retained to render similar services as described in Section 1.2 hereof, whether as an officer, partner, trustee, consultant, or employee for any depository institution, which has a banking office located within 10 miles of any office of the Company, AnchorBank, the former Fox Cities or any banking office of the former FCB (in the case of Fox Cities or FCB in existence immediately prior to the Commencement
Date), provided, however, that the Executive shall not be deemed to have breached this undertaking if (a) he renders services otherwise prohibited by this paragraph (ii) for a depository institution which has its home office located outside of the Wisconsin counties of Winnebago and Outagamie and he renders such services from a full-service banking office of such depository institution which is located outside these same Wisconsin counties, or (b) his sole relationship with any other such entity consists of his holding, directly or indirectly, an equity interest in such entity not greater than three percent (3%) of such entity's outstanding equity interest, or (iii) actively induce or solicit any employees of the Company or AnchorBank (including former employees of Fox Cities or FCB who are then employed by the Company or AnchorBank) to leave such employ. For purposes of this Section 1.5, "person" shall include any individual, corporation, partnership, trust, firm, proprietorship, venture or other entity of any nature whatsoever.

                                   ARTICLE II
                            TERMINATION OF EMPLOYMENT

2.1               Voluntary Termination of Employment by the Executive.

                  The Executive may terminate his employment hereunder at any time for any reason upon giving the Company and AnchorBank written notice, at least ninety (90) days prior to termination of employment. Upon such termination, the Executive shall be entitled to receive the Executive's theretofore unpaid base salary in effect at the date such written notice is given for the period of employment up to the date of termination, and the Executive and his spouse and dependents will be entitled to further medical coverage, at his and/or their expense, to the extent required by COBRA.

2.2               Termination of Employment for Death.

                  If the Executive's employment is terminated by reason of the Executive's death, then the Executive's personal representative shall be entitled to receive the Executive's theretofore unpaid base salary for the period of employment up to the date of death. The Executive's spouse and dependent children shall continue to be entitled, at the expense of AnchorBank (subject to then existing co-payment features applicable under AnchorBank's medical insurance plan) if it is an insured plan, to further medical coverage to the extent permitted by COBRA; provided that, if AnchorBank's plan is not insured, AnchorBank will pay to the Executive's spouse an additional monthly death benefit during the applicable COBRA period, based upon COBRA rates in effect at the time of the Executive's death, in an amount equal to the COBRA rate plus taxes due on such cash payment; provided further that this benefit shall cease if the spouse and dependents cease to be eligible for COBRA coverage.

2.3               Termination of Employment for Disability.

                  If the Executive becomes Totally and Permanently Disabled (as defined below) during the term of this Agreement, the Company and AnchorBank may terminate the Executive's employment and this Agreement, except Section 1.5 and
Article IV hereof, by giving the Executive written notice of such termination not less than 5 days before the effective date thereof. If the Executive's employment and this Agreement are terminated pursuant to this Section 2.3, the Company and AnchorBank shall pay to the Executive his theretofore unpaid base salary for the period of employment up to the date of termination, and the Company and AnchorBank shall have no further obligations to the Executive under this Agreement, except for any COBRA obligations. The Executive is Totally and Permanently Disabled for purposes of this Section 2.3 if he is disabled or incapacitated to the extent that he is unable to perform the duties of Senior Vice President of the Company or AnchorBank for more than three (3) consecutive months, and such disability or incapacity (i) is expected to continue for more than three (3) additional months as certified by a medical doctor of the Company's choosing which is not contradicted by a doctor of the Executive's choosing or (ii) shall have in fact continued for more than three (3) additional months.

2.4               Termination of Employment by the Company for Just Cause.

                  The Company and AnchorBank may terminate the Executive's employment hereunder for Just Cause (as such term is defined below), in which case the Executive shall be entitled to receive the Executive's theretofore unpaid base salary for the period of employment up to the date of termination, but shall not be entitled to any compensation or employment benefits pursuant to this Agreement for any period after the date of termination, or the continuation of any benefits except as may be required by law, including, at his own expense, COBRA.

                  "Just Cause" shall mean personal dishonesty, incompetence, willful misconduct or breach of a fiduciary duty involving personal profit in the performance of his duties under this Agreement, intentional failure to perform stated duties (provided that such nonperformance has continued for 10 days after the Company and AnchorBank has given written notice of such nonperformance to the Executive and its intention to terminate the Executive's employment hereunder because of such nonperformance), willful violation of any law, rule or regulation (other than a law, rule or regulation relating to a traffic violation or similar offense), final cease-and-desist order, termination under the provisions of Section 2.7(b) and (c) or material breach of any provision of this Agreement.

2.5               Termination of Employment by the Company and AnchorBank
                  Without Cause.

                  The Company and AnchorBank may terminate the Executive's employment hereunder without cause, in which case the Executive shall receive
(a) his base salary under Section 1.3 hereof through the then remaining term of employment under Section 1.1, (b) his theretofore unpaid base salary for the period of employment up to the date of termination, (c) medical, dental and life insurance and all other benefits through the then remaining term of employment under Section 1.1 consistent with the terms and conditions set forth in Section 1.4, (d) any other benefits to which the Executive is entitled by law or the specific terms of the Company's and AnchorBank's policies in effect at the time of termination of employment and (e) an amount equal to the product of the Company's and AnchorBank's annual aggregate contribution, for the benefit of the Executive, to all qualified retirement plans in which the Executive participated multiplied by the fraction of a year remaining in the term of employment under Section 1.1. The benefit in (e) under this Section 2.5 shall be in addition to any benefit payable from any qualified or non-qualified plans or programs maintained by the Company or AnchorBank at the time of termination. If AnchorBank's medical and dental plans are not insured, the medical and dental benefit in (c) shall be accomplished by AnchorBank paying to the Executive an additional cash amount equal to the COBRA premium for such coverage, plus taxes on such amount, so that the Executive may purchase the coverage on an after-tax basis. Notwithstanding the foregoing, in the event that the Executive is terminated pursuant to this Section 2.5, the Executive shall nonetheless be deemed to continue as an employee of the Company through the term of this Agreement for the sole purpose of determining his rights under his outstanding stock options.

2.6               Definition of Termination of Employment.

                  The terms "termination" or "involuntarily terminated" in this Agreement shall refer to the termination of the employment of the Executive by the Company or AnchorBank without his express written consent. In addition, for purposes of this Agreement, a material diminution or interference with the Executive's duties, responsibilities and benefits as Senior Vice President of the Company or AnchorBank shall be deemed and shall constitute an involuntary termination of employment to the same extent as express notice of such involuntary termination. By way of example and not by way of limitation, any of the following actions shall constitute such diminution or interference unless consented to in writing by the Executive: (1) a change in the principal work place of the Executive to a location outside a twenty-five mile radius from 420 South Koeller Street, Oshkosh, Wisconsin; (2) a material reduction in the secretarial or other administrative support of the Executive; (3) a material demotion of the Executive; and (4) a reduction or adverse change in the salary, perquisites, benefits, contingent benefits or vacation time which had theretofore been provided to the Executive, other than as part of an overall program applied uniformly and with equitable effect to all executive officers of the Company or AnchorBank.

2.7               Termination or Suspension of Employment as Required by Law.

                  Notwithstanding anything in this Agreement to the contrary, the following provisions shall limit the obligation of AnchorBank to continue employing the Executive, but only to the extent required by the applicable regulations of the OTS (12 C.F.R. ss.563.39), or similar succeeding regulations:

                  (a) If the Executive is suspended and/or temporarily prohibited from participating in the conduct of AnchorBank's affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. ss.1818(e)(3) and (g)(1)) AnchorBank's obligations under this Agreement shall be suspended as of the date of service of notice, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, AnchorBank shall (i) pay the Executive all or part of the compensation withheld while its contract obligations hereunder were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

                  (b) If the Executive is removed and/or permanently prohibited from participating in the conduct of AnchorBank's affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. ss.1818(e)(4) or (g)(1)) all obligations of AnchorBank under this Agreement shall terminate as of the effective date of the order.

                  (c) If AnchorBank is in default (as defined in Section 3(x)(1) of the Federal Deposit Insurance Act), the obligation to the Executive hereunder shall terminate as of the date of default.

                  (d) All obligations under this Agreement may be terminated:
(i) by the Director of the Office of Thrift Supervision (the "Director") or his or her designee at the time the Federal Deposit Insurance Company enters into an agreement to provide assistance to or on behalf of AnchorBank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act and
(ii) by the Director, or his or her designee at the time the Director or such designee approves a supervisory merger to resolve problems related to operation of AnchorBank or when AnchorBank is determined by the Director to be in an unsafe or unsound condition.

                  (e) Termination pursuant to subparagraph (d) of this Section
2.7 shall be treated as a termination by AnchorBank without cause entitling the Executive to benefits payable under Section 2.5. Termination pursuant to subparagraph (a), (b) or (c) shall be treated as a termination for Just Cause under Section 2.4. Termination under this Section 2.7 shall not affect other rights hereunder which are vested at the time of termination.

2.8               Limitation on Termination or Disability Pay.

                  Any payments made to the Executive pursuant to this Agreement or otherwise are subject to and conditioned upon their compliance with 12 U.S.C.ss. 1828(k) and any regulations promulgated thereunder. Total compensation paid to the Executive upon termination shall not exceed the limitations set forth in OTS Regulatory Bulletin RB-27a, dated March 5, 1993. If any provision regarding termination contained herein conflicts with 12 C.F.R. ss.563.39(b), the latter shall prevail.

                                  ARTICLE III
                             LEGAL FEES AND EXPENSES

                  The Company shall pay, or shall cause AnchorBank to pay, all legal fees and expenses which the Executive may incur as a result of the Company or AnchorBank contesting the validity or enforceability of this Agreement, provided that the Executive is the prevailing party in such contest or that any dispute may otherwise be settled in favor of the Executive. The Executive shall be entitled to receive interest thereon for the period of any delay in payment from the date such payment was due at the rate determined by adding two hundred basis points to the six-month Treasury Bill rate.

                                   ARTICLE IV
                                 CONFIDENTIALITY

                  The Executive acknowledges that he now has, and in the course of his employment will have, access to important and confidential information regarding the business and services of the Company, AnchorBank and their subsidiaries, as well as similar information regarding FCB and its subsidiaries and that the disclosure to, or the use of such information by, any business in competition with the Company, AnchorBank or their subsidiaries shall result in substantial and undeterminable harm to the Company, AnchorBank and their subsidiaries. In order to protect the Company, AnchorBank and their subsidiaries against such harm and from unfair competition, the Executive agrees with the Company and AnchorBank that while employed by the Company and AnchorBank and at any time thereafter, the Executive will not disclose, communicate or divulge to anyone, or use in any manner adverse to the Company, AnchorBank or their subsidiaries any information concerning customers, methods of business, financial information or other confidential information of the Company, AnchorBank, their subsidiaries or similar information regarding FCB and its subsidiaries, except for information as is in the public domain or ascertainable through common sources of public information (otherwise than as a result of any breach of this covenant by the Executive).

                                   ARTICLE V
                               GENERAL PROVISIONS

5.1               Inquiries Regarding Proposed Activities.

                  In the event the Executive shall inquire in writing of the Company whether any proposed action on the part of the Executive would be considered by the Company or AnchorBank to be prohibited by or in breach of the terms of this Agreement, the Company shall have 30 days after receipt of such notice to express in writing to the Executive its position with respect thereof and in the event such writing shall not be given to the Executive, such proposed action, as set forth in the writing of the Executive, shall not be deemed to be a violation of or breach of this Agreement.

5.2               No Duty of Mitigation.

                  The Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits after the date of termination of this Agreement or otherwise.

5.3               Successors.

                  This Agreement may be assigned by the Company or AnchorBank to any other business entity that is directly or indirectly controlled by the Company or AnchorBank. This Agreement may not be assigned by the Company or AnchorBank except in connection with a merger involving the Company or AnchorBank or a sale of substantially all of the assets of the Company or AnchorBank, and the respective obligations of the Company and AnchorBank provided for in this Agreement shall be the binding legal obligations of any successor to the Company or AnchorBank by purchase, merger, consolidation, or otherwise and such successor shall be obligated to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company and AnchorBank would have been required to perform if no such succession had taken place. Failure of the Company and/or AnchorBank to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive, if he elects to terminate this Agreement, to treat such termination as though it was a termination without cause by the Company and AnchorBank pursuant to Section 2.5 hereof. This Agreement may not be assigned by the Executive during his life, and upon his death will be binding upon and inure to the benefit of his heirs, legatees and the legal representatives of his estate.

5.4               Notice.

                  For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the signature page of this Agreement (provided that all notices to the Company and AnchorBank shall be directed to the attention of the Board of Directors of the Company and/or AnchorBank, as the case may be, with a copy to the Secretary of the Company and/or AnchorBank, as the case may be), or to such other address as either party may have furnished to the other in writing in accordance herewith.

5.5               Amendments.

                  No amendment or additions to this Agreement shall be binding unless in writing and signed by all parties, except as herein otherwise provided.

5.6               Severability.

                  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

5.7               Governing Law.

                  This Agreement shall be governed by the laws of the United States to the extent applicable and otherwise by the internal laws of the State of Wisconsin.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                              ANCHOR BANCORP WISCONSIN INC.


                                              By: /s/ Douglas Timmerman
                                                  ------------------------------


Address:          25 West Main Street
                  Madison, Wisconsin 53703

                                              ANCHORBANK, S.S.B.

                                              By: /s/ Douglas Timmerman
                                                  ------------------------------


Address:          25 West Main Street
                  Madison, Wisconsin 53703

                                              EXECUTIVE

                                              By: /s/ Doanld D. Parker
                                                  ------------------------------
                                                  Donald D. Parker
Address:          5740 I-AH-MAYTAH Road
                  Oshkosh, Wisconsin 54901